Exhibit 99.1

For Immediate Release                                                                Press Release

Contact:	Raiford Garrabrant
Director, Investor Relations
Cree, Inc.
raiford_garrabrant@cree.com
(T) 919-313-5397
(F) 919-313-5615

CREE REPORTS FINANCIAL RESULTS FOR FOURTH QUARTER AND FISCAL YEAR 2006

Record Revenue of $423 Million for Year

Durham, NC, August 10, 2006 - Cree, Inc. (Nasdaq: CREE), a market-leading innovator of semiconductors that enhance the value of solid-state lighting, power and communications products, today announced revenue of $106.7 million for its fiscal fourth quarter ended June 25, 2006. This represents a 9% increase over the revenue of $98.2 million reported for the year ago period. Net income for the fourth quarter was $13.2 million, or $0.17 per share, compared to $21 million or $0.27 per share for the fourth quarter of 2005. The fiscal fourth quarter 2006 results include stock compensation expense of $2.3 million net of tax, or $0.03 per share. Fourth quarter net income also includes $1.8 million, or $0.02 per share, of additional tax expense related to the company’s investment in Color Kinetics and other end-of-year tax adjustments. The end-of-year tax expense was $1.7 million lower than the company previously estimated in its press release on July 12, 2006.

For fiscal year 2006, Cree reported record revenue of $423 million, which represents a 10% increase over the revenue of $384.5 million for fiscal 2005. Net income was $76.7 million, or $0.98 per share, compared to $91.1 million or $1.18 per share for fiscal 2005. The fiscal 2006 results include stock compensation expense of $8.9 million net of tax, or $0.11 per share. Cree Microwave segment results for fiscal 2005 have been reclassified as discontinued operations to conform to the fiscal 2006 presentation in accordance with generally accepted accounting principles.

“We are pleased to report that Cree achieved record revenue and solid earnings for fiscal 2006,” stated Chuck Swoboda, Cree Chairman and CEO. “Although the fourth quarter was more challenging than we expected, we remain optimistic that we can expand our business by leveraging our strengths in LED chip and SiC materials technology to broaden our product line with higher-value, component level products for the emerging markets in LED lighting and power. These markets are projected to grow rapidly in the coming years as the global need for more energy efficient and environmentally sound technology increases. While this strategy may limit our operating results in the near term, we believe these investments are critical to put Cree in position to increase shareholder value over the next several years.”

Quarterly Financial Highlights:

➢	Net income from continuing operations for the fourth quarter was $12.4 million, or $0.16 per share.

➢	Gross profit was 42% of revenue.

➢	Operating profit was 17% of revenue.

➢	Cash flow from operations was $29 million.

➢	Accounts receivable was $68 million, which represents 47 days sales outstanding (DSO). DSO is calculated using our trailing monthly revenue profile.

➢	Inventory was $30 million and represented 44 days of inventory.

Annual Financial Highlights:

➢	Net income from continuing operations for fiscal 2006 was $80 million, or $1.02 per share.

➢	Gross profit was 47% of revenue.

➢	Operating profit was 23% of revenue.

➢	Cash flow from operations was $152 million.

➢	Cash and investments increased to $376 million.

Business Outlook:

For its first quarter of fiscal 2007, Cree currently targets revenue in a range of $102 million to $106 million with earnings of $0.14 to $0.17 per share, including the impact of $0.03 per share in our estimate for the cost of expensing stock compensation.

Cree will host a conference call at 5:00 p.m. Eastern time today to review the highlights of the fourth quarter fiscal 2006 results and the first quarter fiscal 2007 business outlook, including significant factors and assumptions underlying the targets noted above. The conference call will be available to the public through a live audio web broadcast via the Internet. Log onto Cree’s website at www.cree.com and go to “News & Investor—Overview” for webcast details. The call will be archived and available on the website through August 24, 2006.

Supplemental financial information is available under “Q4 ’06 Financial Metrics” in the “Investor Info” section of Cree’s web site at http://www.cree.com/investor/metrics.htm.

About Cree, Inc.

Cree is a market-leading innovator and manufacturer of semiconductors that enhance the value of solid-state lighting, power and communications products by significantly increasing their energy performance and efficiency. Key to Cree’s market advantage is its world-class materials expertise in silicon carbide (SiC) and gallium nitride (GaN) for chips and packaged devices that can handle more power in a smaller space while producing less heat than other available technologies, materials and products.

Cree drives its increased performance technology into multiple applications including exciting alternatives in brighter and more tunable light for general illumination, backlighting for more-vivid displays, optimized power management for high-current switch-mode power supplies and variable-speed motors, and more-effective wireless infrastructure for data and voice communications. Cree customers range from innovative lighting fixtures makers to defense-related federal agencies.

Cree’s product families include blue and green LED chips, lighting LEDs in all colors, LED backlighting solutions, power-switching devices and radio-frequency/wireless devices. For additional information please refer to www.cree.com.

The schedules attached to this release are an integral part of the release. This press release contains forward-looking statements involving risks and uncertainties, both known and unknown, that may cause actual results to differ materially from those indicated. Actual results, including with respect to our targets and prospects, could differ materially due to a number of factors, including our ability to complete development and commercialization of products under development, such as our pipeline of brighter LEDs; our ability to lower costs; potential changes in demand; increasing price competition in key markets; the risk that, due to the complexity of our manufacturing processes, transition of production of larger wafers, and transition of our advanced device wafer fabrication to our new facility, we may experience production delays that preclude us from shipping sufficient quantities to meet customer orders or that result in higher production costs and lower margins; risks associated with the ramp-up of our production for our new products; risks resulting from the concentration of our business among few customers, including the risk that customers may reduce or cancel orders or fail to honor purchase commitments; the rapid development of new technology and competing products that may impair demand or render our products obsolete; the potential lack of customer acceptance for our products; our ability to sublease the Sunnyvale facility; risks associated with our recent acquisition; risks associated with on-going litigation; and other factors discussed in our filings with the Securities and Exchange Commission, including our report on Form 10-K for the fiscal year ended June 26, 2005, and subsequent reports filed with the SEC. Except as required under the U.S. federal securities laws and the rules and regulations of the SEC, Cree disclaims any obligation to update any forward-looking statements after the date of this release, whether as a result of new information, future events, developments, changes in assumptions or otherwise.

Cree and the Cree logo are registered trademarks of Cree, Inc.

CREE, INC.
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	6/25/2006	6/26/2005	6/25/2006	6/26/2005
	(Unaudited)	(Unaudited)

Product revenue	$99,001	$93,681	$394,383	$362,765
Contract revenue	7,705	4,502	28,569	21,693
Total revenue	106,706	98,183	422,952	384,458

Cost of product revenue	56,778	41,762	202,412	156,428
Cost of contract revenue	4,767	3,010	19,647	16,614
Total cost of revenue	61,545	44,772	222,059	173,042

Gross profit	45,161	53,411	200,893	211,416

Operating expenses:
Research and development	13,961	9,188	54,871	39,962
Sales, general and administrative	11,365	9,158	44,760	31,482
Impairment or loss on disposal of long-lived assets	1,513	286	2,421	889
Operating expenses	26,839	18,632	102,052	72,333

Operating income	18,322	34,779	98,841	139,083

Non-operating income:
Gain (loss) on investments in securities	-	(197)	583	737
Other non-operating income	1	3	46	8
Net interest income	4,116	1,696	12,893	5,387
Income from continuing operations before income taxes	22,439	36,281	112,363	145,215

Income tax expense	10,061	6,195	32,404	38,651
Net income from continuing operations	12,378	30,086	79,959	106,564

Income (Loss) from discontinued operations, net of related tax benefit	866	(9,076)	(3,286)	(15,421)
Net income	$13,244	$21,010	$76,673	$91,143

Earnings per share:
Diluted
Income from continuing operations	$0.16	$0.39	$1.02	$1.38
Income (Loss) from discontinued operations	$0.01	$(0.12)	$(0.04)	$(0.20)
Net income	$0.17	$0.27	$0.98	$1.18

Weighted average shares of common
stock outstanding, basic	77,049	75,399	76,270	74,995

Weighted average shares of common
stock outstanding, diluted	78,978	76,962	78,207	77,172

Note: Cree Microwave segment results for fiscal 2005 have been reclassified as discontinued operations to conform to the fiscal 2006 presentation in accordance with generally accepted accounting principles. These reclassifications had no effect on previously reported net income or shareholders' equity.

CREE, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands)

	6/25/2006	6/26/2005

Assets:
Current assets:
Cash and equivalents and short term investments	$256,218	$173,468
Accounts receivable, net	68,363	34,476
Inventory	29,994	30,045
Current portion of deferred income taxes	10,092	23,531
Income tax receivable	200	9,900
Prepaid expenses and other current assets	11,237	7,792
Assets of discontinued operations	394	3,149
Total current assets	376,498	282,361

Property, plant and equipment, net	342,238	340,689
Long-term investments held to maturity	119,400	103,791
Patents and license rights, net	30,286	28,667
Long-term marketable securities	29,072	20,937
Other assets	2,706	963
Total assets	$900,200	$777,408

Liabilities and Shareholders' Equity:
Current liabilities:
Accounts payable trade	$23,214	$23,153
Accrued salaries and wages	8,828	8,934
Other current liabilities	4,256	3,312
Liabilities of discontinued operations	1,092	637
Total current liabilities	37,390	36,036

Long term liabilities:
Long term deferred tax liability	33,310	28,454
Long term liabilities of discontinued operations	1,887	-
Total long term liabilities	35,197	28,454

Shareholders' Equity:
Common stock	96	94
Additional paid in capital	580,804	548,342
Comprehensive income	11,758	6,200
Retained earnings	234,955	158,282
Total shareholders' equity	827,613	712,918
Total liabilities and shareholders' equity	$900,200	$777,408

Note: Cree Microwave segment results for fiscal 2005 have been reclassified as discontinued operations to conform to the fiscal 2006 presentation in accordance with generally accepted accounting principles. These reclassifications had no effect on previously reported net income or shareholders' equity.